News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
12/8/2017	Financial Contact: Christian Rothe, 612-623-6205 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Appoints Emily C. White to the Board of Directors

MINNEAPOLIS (Dec. 8, 2017) – Graco Inc. (NYSE:GGG) announced today that Emily C. White has been appointed as a member of the Company’s Board of Directors, effective February 15, 2018.

Ms. White most recently served as the Chief Operating Officer at Snap Inc. from 2014 through 2015. Prior to joining Snap, she held several leadership roles at Facebook, Inc. from 2010 to 2013, including Head of Business Operations for Instagram, Senior Director of Mobile Business Development and Partnerships, and Senior Director of Local. Ms. White also held leadership roles at Google from 2001 to 2010. She currently serves on the boards of lululemon athletica inc. and Zayo Group Holdings, Inc., and is an advisor to Hyperloop One, VSCO and Anthos Capital. Ms. White also serves on the Executive Advisory Counsel for the National Center for Women & Information Technology.

“On behalf of our Board of Directors and Management team I want to formally welcome Emily to Graco,” said Lee R. Mitau, Graco’s Chairman of the Board. “Emily brings e-commerce and social media expertise to our Board as well as a wealth of business experience and judgment gained in her senior management positions at some of the world’s most successful technology companies. Her insights and experience will be extremely valuable as our Company continues to expand our outreach to customers worldwide.”

Ms. White will serve on the Company’s Audit Committee and its Management Organization and Compensation Committee.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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